Exhibit 99.1

For more information, please contact:
AmTrust Financial Services, Inc.
Hilly Gross	Ronald E. Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
June 7, 2007

AmTrust Financial Services, Inc. Announces Plans for Multi-Year Reinsurance

(New York) - June 7, 2007—AmTrust Financial Services, Inc. (NASDAQ: AFSI) today announced that it is in discussions with a Bermuda reinsurance company, which is in the process of being organized by AmTrust’s principal shareholders, to enter into multi-year quota share reinsurance agreements.

Under the proposed agreements, AmTrust's U.S., Irish and U.K. insurance subsidiaries will cede to the reinsurer 40% of their premiums and losses, effective as of July 1, 2007, and AmTrust's insurance subsidiaries would transfer, effective as of July 1, 2007, 40% of their unearned premium reserve to the Bermuda reinsurer. AmTrust also expects to offer the Bermuda reinsurer the opportunity to participate in the working layer of the January 1, 2008 scheduled renewal of AmTrust's workers' compensation excess of loss reinsurance program, subject to mutual agreement on terms and conditions.

AmTrust's insurance companies are expected to be paid a ceding commission by the Bermuda reinsurer under the quota share agreements, which is expected to be initially 31% of ceded written premiums and may in later years be subject to upward and downward adjustments (subject to a maximum of 32% and a minimum of 30%) depending on the loss ratio on the ceded business. The proposed reinsurance agreements are expected to have a term of three years, subject to early termination events, with extensions for additional terms of three years unless either party elects not to renew. AmTrust, through subsidiaries, also expects to enter into a reinsurance brokerage agreement and an asset management agreement with the new reinsurer, under which AmTrust would receive a brokerage commission of 1.25% of reinsured premium and an annual asset management fee of 0.35% of assets under management, respectively.

Barry D. Zyskind, President and Chief Executive Officer of AmTrust, is expected to serve as non-executive Chairman of the Bermuda reinsurer and its holding company. Max G. Caviet, the president of two of AmTrust's subsidiaries, is expected to become the President and Chief Executive Officer of the new Bermuda reinsurer and its holding company. He is expected to retain his positions at AmTrust during a transitional period, which is not expected to extend beyond December 31, 2007, to allow time for Mr. Caviet's replacement to be identified and assume his or her duties at AmTrust. In addition, Ronald E. Pipoly, Jr., AmTrust's Chief Financial Officer, is expected to become interim Chief Financial Officer of the new Bermuda reinsurer and its holding company until they can identify and appoint a permanent Chief Financial Officer. Mr. Pipoly will remain AmTrust's Chief Financial Officer.

Mr. Zyskind stated, "These proposed arrangements should provide AmTrust with a stable and reliable source of quota share reinsurance, which would, if successfully completed, enable us to continue to capitalize on the growth opportunities that we are seeing in our chosen markets. The transaction would also generate commission and fee income to augment our return on equity."

The proposed arrangements are subject to board approvals, the negotiation and execution of definitive agreements, the completion of the Bermuda company's capitalization in an amount sufficient to support the business to be ceded, the assignment of an A.M. Best rating of at least "A-" to the Bermuda reinsurer and any requisite regulatory approvals.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement:

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

###